Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information, contact:
Cheryl Walsh, WalshCOMM
602.957.9779 or
Jim Wilson, GameTech
775.850.6100

GameTech Reports Second Quarter and Six Month Financial Results

Company Highlights:

•	Profitability improves over first quarter and prior year periods.

•	Second quarter revenue ahead of first quarter but 4.6% below prior year quarter.

•	Earnings per share at $0.03 compared with $0.00 for prior year period on a fully diluted basis.

•	Cash and cash equivalents at $6.2 million at April 30, 2005.

•	Company continues R&D investment and customer services.

RENO, Nev. (June 13, 2005) — GameTech International, Inc. (Nasdaq:GMTC-News), a leading designer, developer and marketer of electronic bingo equipment and bingo systems, today announced financial results for the Company’s second fiscal quarter and six-month period ended April 30, 2005. Revenue for the second quarter was $12.7 million compared with $13.4 million for the comparable quarter in fiscal 2004. Despite the lower revenue, net income increased for the second quarter of 2005 to $303,000, or $0.03 per fully diluted share, up from $58,000, or $0.00 per fully diluted share, for the comparable quarter in 2004.

For the six months ended April 30, 2005, revenue was $25.1 million compared with $26.0 million for the comparable period in fiscal 2004. Net income for the six months ended April 30, 2005 approximated $304,000, or $0.03 per fully diluted share, compared with $44,000, or $0.00 per fully diluted share, for the first six months of 2004.

As previously announced, the Company attributed the reduction in comparative revenue during the period, to the loss of certain customer accounts in the fourth fiscal quarter of 2004 and, in part, to the unfavorable legislative changes leading to loss of business in Oklahoma offset by increased business in Texas and Michigan and new accounts and products in Canada. The Company has continued its increased placement of its Traveler™ portable color terminals. Profitability for the quarter and six months ended April 30, 2005 improved as a result of an increase of over 1% in gross margin, as well as reductions in distributor commissions, research and development and administrative costs.

“We are pleased with our financial results for the second quarter. We are continuing our successful, focused and aggressive efforts in product development, field service operations, and the customer services we provide. We do, however, expect to see regulatory licensing and Sarbanes-Oxley related expenses which were limited in the first and second quarters, increase in the second half of our fiscal year,” said John Furman, President and Chief Executive Officer.

Furman also indicated that the continued roll out of new product applications and games, along with the Company’s continuing efforts of increased customer service and cost reductions will continue to contribute to achieving the Company’s goals. Furman also added, “We continue to pursue strategic opportunities and will look aggressively to extend our customer and revenue base in the coming months.”

GameTech International is a leading developer and marketer of a comprehensive line of electronic bingo equipment, including hand-held bingo terminals, fixed-base terminals, turnkey accounting and management software. The Company supports its bingo operator customers with products that typically increase play, revenue, profits, and software customized to enhance management and operations, all backed by unparalleled customer service and support.

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and GameTech intends that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include new product and product feature developments, the success of the strategic opportunities and initiatives, and expectations of the financial results and operating results of the Company, including revenue, profitability, and income expectations for the current fiscal year. GameTech cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include those disclosed in documents filed by the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2004.

GameTech International Inc
Condensed Consolidated Statements of Income
(Dollars in thousands, except per share amounts)

	Three Months Ended April 30,		Six Months Ended April 30,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Revenue	$12,746	$13,359	$25,066	$25,973

Cost of revenue	5,146	5,615	10,616	11,325

Gross profit	7,600	7,744	14,450	14,648

Operating expenses:
General and administrative	2,809	2,957	5,551	5,736
Sales and marketing	3,055	3,397	6,114	6,431
Research and development	1,049	1,263	2,131	2,385

Total operating expenses	6,913	7,617	13,796	14,552

Income from operations	687	127	654	96

Interest and other income (expense), net	(15)	(26)	20	(20)

Income before provision for income taxes	672	101	674	76
Provision for income taxes	369	43	370	32

	Three Months Ended April 30,		Six Months Ended April 30,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Net income	$303	$58	$304	$44

Basic net income per share	$0.03	$0.00	$0.03	$0.00
Diluted net income per share	$0.03	$0.00	$0.03	$0.00

Weighted average number of common shares
Basic	11,875	11,757	11,861	11,747
Diluted	11,906	11,818	11,929	11,820

Select Balance Sheet Data
	April 30, 2005	October 31, 2004
	(Unaudited)	(Audited)
Cash and cash equivalents	$5,701	$6,101
Short-term Investments	$501	$2,605
Total current assets	$17,154	$15,327
Total assets	$51,294	$51,679
Total current liabilities	$7,983	$10,118
Total liabilities	$10,476	$11,009
Total stockholders’ equity	$40,818	$40,670
Total liabilities and stockholders’ equity	$51,294	$51,679

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles (“GAAP”), GameTech believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of GameTech’s past financial performance, and provides useful information to the investor because the use of EBITDA by virtually all companies in the gaming equipment sector as a measure of performance. However, investors should not consider this measure in isolation or as a substitute for net income, operating income, or any other measure for determining GameTech’s operating performance that is calculated in accordance with GAAP. In addition, because EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, net income, follows:

Reconciliation of U.S. GAAP Net Income to EBITDA
(Dollars in thousands)

	Three Months Ended April 30,		Six Months Ended April 30,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Net income	$303	$58	$304	$44
Add back:
Amortization and depreciation	$3,024	$2,815	$6,099	$5,545
Interest income and other (income) expense, net	$15	$26	$(20)	$20
Provision for income taxes	$369	$43	$370	$32
EBITDA	$3,711	$2,942	$6,753	$5,641

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